Exhibit 99.2

Q3-08 Earnings Call

Jane Todd Introduction

Thank you, Luke.

Good morning. I would like to welcome everyone to SMTC’s third quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane and good morning everyone.

As is our past practice, I will make some high level comments on the quarter then Jane will take you through our quarterly results in more detail. I will wrap up with some remarks on our outlook.

We released our third quarter results yesterday after market close. For those who have seen the release, you will note we reported year over year revenue growth and a substantially higher bottom line. On a sequential basis, our third quarter revenue was lower than the proceeding quarter but our earnings performance was substantially better.

We did not achieve the revenue level in the third quarter that we expected. However, because of cost containment measures and the effect of last quarter’s restructuring initiatives we substantially lowered our break-even cost position thereby allowing SMTC to be profitable at around $60 million per quarter. As

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expected, we generated substantial positive cash flow that reduced our net debt position to the lowest level in ten years.

Let’s talk about revenue. It could have been better. Despite the global economic turmoil, we had a reasonably strong customer demand in the quarter. However, during Q3 we transferred a substantial portion of one of our largest customer’s production from Mexico to China. Due to supply chain issues, we were unable to achieve our forecast production in Q3 out of China. Second, we are in the process of ramping a couple of newer customers. Third quarter volumes for these customers came in a little lighter than planned. The good news at least is that we enter Q4 with a substantial order backlog.

From the cost side of our business, overall we performed well. Generally, our costs are in line but we have certain sites that are currently operating with excess capacity. Plans are underway to address this situation over the next few quarters. Our continuing focus on cash generation is paying dividends. Our interest cost in Q3 was $569 thousand this compared with $765 thousand in Q2 2008 and $1.3 million in Q3 2007.

With these comments, let me turn this over to Jane for her comments.

Jane Todd

Thanks John.

As John stated, revenues increased 11% over the same period last year, and was 10% lower than the second quarter of 2008 at $60.1 million. Revenue was expected to be close to the second quarter level; however the quarter was adversely impacted by transition challenges as a second customer was transferred from Mexico to China and delays were incurred in ramping production of two newer customers. As a result, we entered the fourth quarter with a sizable backlog. Earnings were positively affected by the cost reduction initiatives undertaken in the previous quarter. We produced a modest profit despite lower revenue and a $0.6 million charge to earnings for refinancing fees which I will talk about a litter later. Cash generation was solid in the quarter despite some inventory build up due to delayed production. The Company generated $8.1 million in cash from operations in the quarter and $5.3 million year to date, taking debt to new lows.

I will comment more fully on our results including a quarterly comparison to Q2 and the third quarter of last year.

Q3-08 Earnings Call

For the third quarter of 2008, the Company reported revenue of $60.1 million compared to $66.2 million last quarter and $54.0 million in the third quarter of 2007. You may recall that Q3 2007 was exceptionally challenging as 19 of our top 20 customers had lower than expected order levels. As expected, revenue increased $6.1 million from Q3 of last year as we received increased demand from our long standing customers totaling over $10 million and over $4 million in growth from our newer customers. The growth was partially offset by continuing end market challenges for two of our customers; one experiencing product life cycle changes and the other the impact of a weaker semiconductor capital market. In addition, we are in the process of disengagement with two smaller customers, resulting in a revenue reduction of approximately $2 million year over year for the third quarter. The disengagements are the consequence of one customer insourcing production after being recently acquired and the other customer consolidating small volume production into a single source. The growth of newer customers as well as solid growth from several of our longstanding customers more than offset these reductions. Of our top 10 customers, eight showed year over year growth.

Revenue for the third quarter of 2008 was 10% below the second quarter of 2008 largely due to production delays rather than customer demand. Two customers were coming off record second quarter levels and we continue to be negatively impacted by some demand reductions primarily from certain longstanding customers experiencing end market softness such as in the semi-conductor equipment sector, as well as the effect of product life cycle changes. These declines were somewhat offset by the ramp of newer business quarter over quarter totaling $2.5 million. We continue to see a solid pipeline of new opportunities and we plan announcements with these customers when we finalize the contracts.

Revenue distribution for the third quarter did shift with the industrial segment increasing to 77% from 72% of revenue last quarter, as the increased revenue noted previously is largely due to industrial customers. Communications and computing and networking declined somewhat to 11% and 12%, respectively. The declines in these sectors reflect a customer disengagement and product life cycle changes. The Company continues to have a well diversified customer base that we believe somewhat reduces variations for the Company during these challenging economic times. Our top ten customers accounted for 87% of the quarter’s total revenue, which is higher than last year and last quarter. Approximately one third of our revenue in the third quarter was attributable to our operations in Mexico, 19% in the U.S., 27% in Canada, and 21% in Asia.

Gross profit for the third quarter of 2008 increased by $1.4 million, to $4.2 million compared with the same period in 2007. Gross profit as a percent of

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revenues was 8.0% compared to 6.3% in the same period. This improvement is largely due to the increased revenue level and reduced costs as a result of our cost reduction initiatives in the second quarter. While improved, profit continues to be affected by reduced revenues in our Enclosures Systems division in Boston where we have excess capacity. Gross margin for the quarter was $0.3 million better than the second quarter of this year in absolute dollars and substantially better as a percent of revenues at 8.0% compared to 6.8% despite lower revenues reflecting the cost reduction initiatives of Q2.

Selling, general and administrative expenses increased by $0.8 million in the third quarter of 2008 to $3.5 million, from $2.7 million in the third quarter of 2007. The third quarter of 2007 included a $1.1 million recovery for the revaluation of deferred stock units (or DSUs) which are marked to market each quarter end and the resulting change in value is recorded as either a charge or a recovery to earnings. In the third quarter of 2008, a $0.4 million recovery was recorded, a net change of $0.7 million over the comparable period last year compared to the second quarter of 2008, selling, general and administrative expenses have decreased by $0.7 million from $4.2 million largely due to the change in relative value of the DSUs, restructuring, and cost containment.

Let me now turn to the bottom line. We recorded a net profit in the quarter of $143 thousand compared to a net loss a year earlier of $1.2 million which included a charge for deferred stock units or DSUs of $1.1 million. Our $143 thousand profit included a non-cash $613 thousand charge for deferred financing fees. The quarter also included a $357 recovery on DSUs. Excluding these items, the adjusted profit would have been $400 thousand. Compared to last quarter we recorded a loss of $6.3 million. The Q2 loss included $5.7 million in restructuring charges and $300 thousand stock based compensation adjustment. Excluding these amounts, the net loss would have been $300 thousand. Therefore on adjusted basis, Q3’s profit was $700 higher than Q2. Interest expense decreased by more than half from $1.3 million a year ago to $569 thousand due to reduced debt levels and lower interest rates. On an EBITDA basis, we generated $1.7 million compared to $1.1 million last quarter and $0.9 million a year earlier. You may note in our earnings release….

Now let me comment on cash and debt; a continued area of focus for the Company and one where we have achieved solid results for the past several years. We generated $8.1 million from operations in the quarter and $5.3 million year to date. Added to last year, we have generated a total of $30.0 million in cash from operations since January 2007. Net bank debt decreased by $7.3 million at the end of the quarter to $17.2 million, a new low. Cash increased to $2 million. Capital investments continue to be managed carefully; with selective spending largely related to support new customer requirements and our newer

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operations. Year to date capital expenditures totaled $1.0 million compared to $1.7 million last year. Including assets under capital lease we’ve invested $2.0 million this year compared to $2.3 million last year.

Let me now comment on working capital. Inventory of $40.7 million or 67 days was up from $38.0 million last quarter or 60 days, largely related to our backlog at the end of the quarter. Average inventory for the quarter was lower than levels of the previous year and essentially the same as last quarter.

Accounts receivable was $30.4 million or 46 days compared to $39.9 million or 55 days last quarter. The significant reduction was due to the collection of delayed payments from the second quarter.

Accounts payable was $40.7 million, consistent with $40.8 million last quarter. Days were increased from 60 days to 67 days matching the increase in inventory.

Despite exceptionally challenging credit markets, on August 7th we successfully closed a new amended financing arrangement with our longstanding bank, Wachovia, and Export Development Canada. EDC have assumed the position previously held by Monroe Capital and more recently Garrison Investment Group. This new loan arrangement improves financial flexibility and lowers the interest rate. The interest on the LIBOR based term debt assigned to EDC has been reduced from LIBOR plus 4% to LIBOR plus 3.5%, decreasing at various leverage rates. Covenants were changed and restrictions on certain investments and expenditures were improved. The debt matures on August 12, 2012. As a result of this refinancing, the Company took a $613 thousand charge to earnings in the quarter related to deferred financing fees that were incurred on previous loan transactions. While EDC essentially assumed the position of the prior lender, accounting rules dictated the non-cash charge to earnings.

Let me now turn the call back over to John.

John Caldwell

Thank you Jane.

Let’s talk about what lies ahead.

First, let me make some comments on Q4. As I indicated earlier, we entered the fourth quarter with a significant backlog. Despite unprecedented turmoil in the capital markets and seemingly endless discussions about the U.S. recession, we have not yet witnessed more than a couple of customers reducing order patterns and those that have the reduction have been modest. We expect to gain

Q3-08 Earnings Call

revenue in Q4 from ramping newer customers but this may be partially offset by one of our larger customers going through an inventory correction that will reduce its traditional order levels in Q4. We also have some long lead time component issues which could impact December’s production levels. We are working hard to address this. Having said this, overall we expect Q4 revenue to be at or above the Q3 level. We also expect to be more profitable in the final quarter in part due to favorable foreign exchange rates. We also intend to be cash positive. Controlling inventory will be critical to achieve this.

Shortly, we will be entering 2009. Absent a challenging economic climate, we would be bullish about next year. But frankly, we have little if any insight how the economic conditions might affect our customers’ businesses. We intend to remain very aggressive in pursuing new business but remain cautious in controlling and managing costs and our costs. We do not plan to provide guidance for 2009 until the economic situation stabilizes and we have better insight into our customers’ markets.

With those comments, operator we would like to open the lines for questions. Thank you.